                                                                   Exhibit 12.1

         Statement of Consolidated Ratio of Earnings to Fixed Charges




                               Quarter Ended                               Years Ended
                 ---------- ------------------- ---------- --------------------------------------------
                 Pro Forma                      Pro Forma
                 March 30,  March 30, March 29,  Dec. 29,  Dec. 29, Dec. 30, Dec. 25, Dec. 26, Dec. 27,
                    2002(2)   2002      2001       2001(2)   2001     2000     1999     1998     1997
                 ---------- --------- --------- ---------- -------- -------- -------- -------- --------
                                            (in millions except ratio data)

Income Before
  Taxes.........   $102.7    $102.7     $90.5     $424.4    $518.3   $447.5   $331.7   $214.0   $ 93.9
One-third of
  rents.........      4.2       4.2       3.5       13.5      13.5     11.1     11.7     22.7     20.2
Interest expense     24.3       0.1       0.2       94.8       0.9      0.7      1.4      0.5      1.0
                   ------    ------     -----     ------    ------   ------   ------   ------   ------
   Earnings.....   $131.2    $107.0     $94.2     $532.7    $532.7   $459.3   $344.8   $237.2   $115.1
                   ======    ======     =====     ======    ======   ======   ======   ======   ======
One-third of
  rents.........   $  4.2    $  4.2       3.5     $ 13.5    $ 13.5   $ 11.1   $ 11.7   $ 22.7   $ 20.2
Interest expense     24.3       0.1       0.2       94.8       0.9      0.7      1.4      0.5      1.0
                   ------    ------     -----     ------    ------   ------   ------   ------   ------
   Fixed
     charges....   $ 28.5    $  4.3     $ 3.7     $108.3    $ 14.4   $ 11.8   $ 13.1   $ 23.2   $ 21.2
                   ======    ======     =====     ======    ======   ======   ======   ======   ======
   Ratio of
     Earnings
     to Fixed
     Charges(1).      4.6      24.9      25.5        4.9      37.0     38.9     26.3     10.2      5.4
                   ======    ======     =====     ======    ======   ======   ======   ======   ======

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(1) The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings and fixed charges. In calculating this ratio, earnings include income before income taxes and before fixed charges. Fixed charges include interest expense and one-third of all rent expense (considered representative of the interest factor).


(2) The pro forma consolidated ratio of earnings to fixed charges gives effect to the issuance in this offering of $1,000 million aggregate principal amount of notes and the incurrence of $500 million term loan under the $1,250 senior unsecured credit facility as if such debt was outstanding on the date indicated.